UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 10, 2023

Evolve Transition Infrastructure LP
(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1360 Post Oak Blvd, Suite 2400
Houston, TX	77056
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 783-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partner interests	SNMP	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Materially Definitive Agreement.
On April 10, 2023, Evolve Transition Infrastructure LP (the “Partnership”), as borrower, entered into that certain Thirteenth Amendment to Third Amended and Restated Credit Agreement with the guarantors party thereto (“Guarantors”), each of the lenders party thereto (each, a “Lender”), and Royal Bank of Canada (“RBC”), as administrative agent, collateral agent, and letter of credit issuer (the “Thirteenth Amendment,” the Third Amended and Restated Credit Agreement, as amended prior to the effectiveness of the Thirteenth Amendment, the “Existing Credit Agreement,” and, the Existing Credit Agreement, as amended by the Thirteenth Amendment, the “Amended Credit Agreement”).
The terms of the Amended Credit Agreement provide for, among other things: (a) reduction of the term loan facility from an aggregate principal amount of $65 million to an aggregate principal amount of up to $20 million, (b) extension of the maturity date to September 30, 2025, (c) removal of the requirement to prepay Term Loans (as defined in the Amended Credit Agreement) in the event cash or cash equivalents is in excess of $3,500,000, as well as the removal of related cash balance reporting requirements; provided that the Partnership cannot have cash or cash equivalents in excess of $3,500,000 at, or immediately after giving effect to, any Borrowing or any issuance, amendment, renewal or extension of any Letter of Credit (as each term is defined in the Amended Credit Agreement), (d) reduction and modification of the Partnership’s mandatory amortizing payments of outstanding principal of Term Loans from $2,000,000 per quarter to a single annual amortizing payment of $2,500,000 on each of December 31, 2023, December 31, 2024 and June 30, 2025, (e) the ability to apply proceeds from asset dispositions having a fair market value in excess of $1 million to either prepay Term Loans or, subject to compliance with certain notice provisions, utilize such proceeds for capital redeployment, including Investments (as defined in the Amended Credit Agreement), (f) adoption of SOFR (as defined in the Amended Credit Agreement) as the Benchmark (as defined in the Amended Credit Agreement), (g) removal of the requirement to post Additional Credit Support (as defined in the Existing Credit Agreement) and the return of all Additional Credit Support held by or on behalf of the administrative agent or the collateral agent, as applicable, within five business days of the effective date of the Amended Credit Agreement, (h) changes to the calculation of Adjusted EBITDA (as defined in the Amended Credit Agreement) for the most recent four fiscal quarter period, starting as of January 1, 2023, with annualization adjustments and a 10% capped addback to Adjusted EBITDA for (x) certain restructuring costs, charges or reserves and (y) transaction expenses incurred in connection with potential acquisitions and sales, and (i) permitted Investments (as defined in the Amended Credit Agreement) with the proceeds of 50% of quarterly consolidated net income, net cash proceeds of equity issuances, cash capital contributions made to the Partnership and certain asset dispositions , subject to leverage compliance, absence of an Event of Default (as defined in the Amended Credit Agreement) and at least ten percent (10%) unused availability of the Maximum Revolving Credit Amounts (as defined in the Amended Credit Agreement) remaining after giving effect to such Investment.
The foregoing description of the Thirteenth Amendment does not purport to be complete and is qualified in its entirety by the full text of the Thirteenth Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
A description of the Thirteenth Amendment is included in Item 1.01 above and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Exhibit
10.1
Thirteenth Amendment to Third Amended and Restated Credit Agreement, dated as of April 10, 2023, between Evolve Transition Infrastructure LP, the guarantors party thereto, the lenders party thereto and Royal Bank of Canada, as administrative agent, collateral agent and letter of credit issuer.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLVE TRANSITION INFRASTRUCTURE LP
	By:	Evolve Transition Infrastructure GP LLC, its general partner

Date: April 12, 2023	By:	/s/ Charles C. Ward
Charles C. Ward
Interim Chief Executive Officer, Chief Financial Officer and Secretary